The Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 12/31/09
File number 811-02444

77C.           The Board of Directors of The Bond Fund of America, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for The Bond Fund of America, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Lee A. Ault III	2,223,203,351	54,112,930
William H. Baribault	2,223,657,466	53,658,815
James G. Ellis	2,223,456,594	53,859,687
Martin Fenton	2,223,572,135	53,744,146
Leonard R. Fuller	2,223,656,562	53,659,719
Abner D. Goldstine	2,223,497,119	53,819,162
Paul G. Haaga, Jr.	2,223,719,967	53,596,314
W. Scott Hedrick	2,223,520,619	53,795,662
R. Clark Hooper	2,223,516,285	53,799,996
Merit E. Janow	2,223,538,024	53,778,257
Laurel B. Mitchell	2,223,770,323	53,545,958
Frank M. Sanchez	2,223,617,942	53,698,339
Margaret Spellings	2,223,539,072	53,777,209
Steadman Upham	2,223,399,953	53,916,328

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
1,743,127,805	40,389,406	493,799,070

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	1,739,465,968	44,525,011	493,325,302
3b.	1,739,226,048	43,896,892	494,193,341
3c.	1,740,522,056	41,608,264	495,185,961
3d.	1,736,320,724	46,957,703	494,037,854
3e.	1,735,476,734	47,449,382	494,390,165
3f.	1,740,948,461	41,063,213	495,304,607
3g.	1,733,752,487	45,947,360	497,616,434

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
1,725,354,587	55,431,138	496,530,556

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
1,731,229,554	47,161,016	498,925,711

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
1,727,630,453	51,845,704	497,840,124

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
189,693,538	1,554,347,742	86,653,151

*Includes broker non-votes.